CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, Chief Financial Officer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484) 532-7783	Ph: (646) 937-6900

FOR IMMEDIATE RELEASE

Moody’s upgrades American Realty Capital Trust’s issuer rating to ‘Ba2’; outlook is stable

New York, New York, April 5, 2012 -- American Realty Capital Trust, Inc. (“ARCT” or the “Company”) announced today it has been upgraded to a ‘Ba2’ credit rating with a stable outlook by Moody’s Investor Service (“Moody’s”).

“We are pleased that Moody’s has upgraded the ratings of ARCT to ‘Ba2,’ with a stable outlook,” observed William M. Kahane, Chief Executive Officer of ARCT. “This upgrade reflects our recent listing on NASDAQ, the growth in our asset base, the reduction of our effective leverage and secured debt levels, while maintaining solid fixed charge coverage. The ratings upgrade further takes into account the internalization of our management structure and obtaining a $200 million term loan.”

Mr. Kahane added, “Our 2012 earnings guidance, announced on March 30, 2012, estimated annualized FFO and AFFO for the 12-month period commencing April 1, 2012, to range between $0.79 and $0.82 per share. This earnings outlook did not take into account the ratings upgrade.”

As described by Moody’s press release dated April 5, 2012, “The stable outlook reflects Moody’s expectation that ARCT will continue to grow in a disciplined manner while improving its credit metrics and maintaining adequate liquidity.” The details of Moody’s press release can be viewed on the Company’s website at www.arctreit.com.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company.

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Additional information about the Company can be found on the Company’s website at www.arctreit.com.